Exhibit 99.1

NEWS RELEASE	CONTACT:	Lara Mahoney
440-329-6393

INVACARE CORPORATION ANNOUNCES FINANCIAL RESULTS FOR THE SECOND QUARTER OF 2013 AND UPDATES STATUS REGARDING CONSENT DECREE

ELYRIA, Ohio - (July 25, 2013) - Invacare Corporation (NYSE: IVC) today announced its financial results for the three and six months ended June 30, 2013.

On January 18, 2013, the Company completed the sale of Invacare Supply Group (ISG), its domestic medical supplies business. Accordingly, the financial information for all periods excludes the impact of the discontinued operations except for cash flow information which includes the results and impact of the sale of ISG. For more information, see the detailed condensed consolidated financial statements at the end of the release.

CEO SUMMARY

Commenting on the status of Invacare's consent decree with the United States Food and Drug Administration (FDA), Gerald B. Blouch, President and Chief Executive Officer, stated, "We continue to make significant progress on the three third-party certification audits that must be completed and then submitted to the FDA for review and acceptance. Upon the FDA's acceptance of the three reports, the FDA will conduct its own inspection of the facilities before we may resume full operations at our Taylor Street facility. We now have the FDA's acceptance of two of the three third-party certification reports. The July 16, 2013, acceptance of the second third-party certification report gives us the ability to resume new product development on critical projects. Now our primary focus is on working with the expert auditor to ensure we are meeting the FDA's Quality System Regulation in the final most comprehensive audit. We have made significant investments to ensure we have a comprehensive and sustainable compliance environment, and the verification of the expert auditor combined with the FDA's acceptance of the first two certification reports confirm that we are on the right track. Nevertheless, our financial results continue to be significantly impacted by the consent decree, which limits the Company's ability to manufacture high-margin, custom power wheelchair products at our Taylor Street facility in Elyria, Ohio, and ongoing costs related to improvements to our quality system."

Commenting on Invacare's second quarter 2013 results, Blouch said, "Three of our four business segments experienced continued pressure, primarily related to the consent decree, lack of new product introductions and unfavorable sales mix favoring lower margin products. This resulted in adjusted loss per share(a) of $0.27 in the second quarter of 2013 compared to adjusted earnings per share(a) of $0.19 in the second quarter of 2012. Organic net sales declined by 5.4% compared to the same period last year with a strong performance from Europe being more than offset by lower net sales for all other segments. Despite these pressures, the Company actively managed free cash flow(c) during the quarter and achieved positive free cash flow(c) of $2.9 million."

Blouch continued, "We are sustaining resources to ensure we are equipped to clear the final third-party certification audit and are prepared to hit the ground running when we resume full operations at the Taylor Street facility. At the same time, we are closely managing costs in light of our current financial results. For example, in the last six months, the Company has had a net reduction, excluding the sale of ISG, of approximately 300 associates, primarily in operations. In addition, we will advance some of the restructuring initiatives included in our globalization strategy to reduce complexity within the business and focus on core medical equipment product lines. This includes actively reviewing the possible divestiture or closure of subsidiaries that are outside the Company's core equipment business. Cost reduction initiatives also are ongoing, including general expense reduction, project delays and infrastructure consolidation. We also are closely monitoring the roll-out of National Competitive Bidding in the United States, which was effective in 91 metropolitan statistical areas on July 1, 2013, to determine the impact on our customers in the domestic home medical equipment business.”

STATUS OF THE CONSENT DECREE

In order to resume full operations at the Corporate and Taylor Street facilities in Elyria, Ohio, the consent decree requires that three certification audits must be completed by a third-party expert whose reports are then submitted to the FDA for review and acceptance. The third-party expert is required by the terms of the consent decree to be qualified by education, training and experience to conduct such inspections and must be without any personal or financial ties to the Company. The Company has received the FDA's acceptance of two of the three certification audits.

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On May 13, 2013, the Company announced that the FDA accepted the Company's first certification report. As a result, the Company was able to resume manufacturing parts and components at the Taylor Street facility that are used to manufacture products at other Invacare facilities.

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On July 16, 2013, the Company announced that the FDA accepted the Company's second certification report relating to design control systems at the Company's Corporate and Taylor Street facilities. This acceptance permits the Company to resume design activities for power wheelchairs and power beds.

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The final and most comprehensive third-party certification audit is a thorough review of the Company's compliance with the FDA's Quality System Regulation at the impacted Elyria facilities. In light of the scope and complexity of the audit, the Company now expects the third-party certification report to be completed and filed with the FDA by mid-November 2013. The Company will give an update to investors in its next quarterly earnings release.

When the final third-party certification report is accepted by the FDA, the agency will conduct its own inspection of the impacted facilities. Once the Company receives written notification from the FDA that the Corporate and Taylor Street facilities are in compliance, the Company may resume full operations at those facilities.

FINANCIAL HIGHLIGHTS FOR THE SECOND QUARTER

•	Loss per share on a GAAP basis from continuing operations was $0.62 as compared to loss per share of $0.14 last year.

•	Adjusted loss per share(a) from continuing operations for the quarter was $0.27 versus adjusted earnings per share(a) of $0.19 last year.

•	Free cash flow(c) for the quarter was positive $2.9 million as compared to positive $4.8 million in the second quarter last year.

•	Net sales for the quarter from continuing operations decreased 5.6% while organic net sales decreased 5.4%, compared to the second quarter of last year.

•	Adjusted EBITDA(d) was $5.7 million for the quarter versus $23.7 million for the same period last year.

•	Debt outstanding for the first six months of 2013 decreased by $120.0 million, resulting in a ratio of debt to adjusted EBITDA(d) of 2.6, compared to 2.7 at the end of last year.

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

Loss per share on a GAAP basis for the second quarter of 2013 was $0.62 ($19.8 million net loss) as compared to a loss per share for the same period last year of $0.14 ($4.3 million net loss). The net loss for the second quarter of 2013 was significantly impacted by lower net sales, reduced gross margin, charges related to restructuring of $0.06 per share ($1.9 million after-tax expense) and a one-time discrete tax expense of $0.30 per share ($9.7 million tax expense) resulting from dividends received in the United States, which as a result of the intraperiod tax allocation between continuing and discontinued operations resulted in a recognized expense for continuing operations, despite the company being in a domestic tax valuation allowance. Net loss for the second quarter of 2012 was unfavorably impacted by charges related to restructuring of $0.07 per share ($2.1 million after-tax expense) and a one-time discrete tax expense related to prior years of $0.28 per share ($9.0 million tax expense).

Adjusted net loss per share(a) was $0.27 for the second quarter of 2013 as compared to adjusted net earnings per share of $0.19 for the second quarter of 2012. Adjusted net loss(b) for the quarter was $8.7 million versus adjusted net earnings(b) of $6.0 million for the second quarter of last year. The adjusted net loss(b) for the quarter was primarily the result of lower net sales, reduced gross margin and increased SG&A expense partially offset by decreased interest expense.

Net sales for the quarter decreased 5.6% to $351.8 million versus $372.7 million for the same period last year. Organic net sales for the quarter decreased 5.4% over the same period last year as increases in Europe were more than offset by declines in all other segments. The largest decline in net sales was in the North America/Home Medical Equipment (HME) segment, primarily in mobility and seating products, principally due to the reduced order volume at the Company's Taylor Street manufacturing facility resulting from the FDA consent decree. The Company estimates that sales of product manufactured from the Taylor Street facility, which includes some products sold outside of the North America/HME segment, were approximately $14.7 million in the second quarter compared to approximately $39.2 million in the second quarter of last year. Net sales by segment and for the consolidated company, as reported and as adjusted to exclude the impact of foreign currency translation comparing the quarter-end and year-to-date periods ended June 30, 2013 to June 30, 2012, are provided in a table accompanying this release.

Gross margin as a percentage of net sales for the second quarter was lower by 2.9 percentage points compared to last year's second quarter. The margin was negatively impacted principally by the North America/HME sales decline in custom power wheelchairs, which is one of the Company's higher margin product lines. In addition, the negative impact on order volume through the Taylor Street manufacturing facility caused an unfavorable absorption of fixed costs for this facility. Gross margin also was negatively impacted by sales mix favoring lower margin products and lower margin customers.

SG&A expense increased 0.4% to $104.9 million in the second quarter compared to $104.5 million in the second quarter of last year. Foreign currency translation decreased SG&A expense by 0.4 of a percentage point. Excluding the impact of foreign currency translation, SG&A expense increased by 0.8% compared to the second quarter of last year primarily related to increased associate costs and increased amortization expense. Amortization expense increased $1.2 million as a result of the write-off of bank fees, previously capitalized, related to the amendment for the Company's credit facility finalized during the quarter which reduced the capacity on the facility from $400,000,000 to $250,000,000 effective May 30, 2013. Excluding the impact of foreign currency translation and the write-off of bank fees, SG&A expense decreased by 0.4 of a percentage point.

The Company incurred restructuring charges for the second quarter of $1.9 million after-tax, principally related to severance costs in the North America/HME and Asia/Pacific segments compared to restructuring charges of $2.1 million after-tax in the second quarter of last year. These restructuring charges are excluded from adjusted earnings per share(a).

Loss per share on a GAAP basis for the six months ended June 30, 2013 was $0.76 ($24.4 million net loss) as compared to earnings per share for the same period last year of $0.04 ($1.3 million net earnings). The net loss for the first six months of 2013 was largely attributable to lower net sales, reduced gross margin, charges related to restructuring of $0.12 per share ($3.7 million after-tax expense) and a one-time discrete tax expense of $0.30 per share ($9.7 million tax expense) resulting from dividends received in the United States, which as a result of the intraperiod tax allocation between continuing and discontinued operations resulted in a recognized expense for continuing operations, despite the company being in a domestic tax valuation allowance. Net earnings for the six months ended June 30, 2012 were unfavorably impacted by charges related to restructuring of $0.08 per share ($2.5 million after-tax expense) and a one-time discrete tax expense related to prior years of $0.28 per share ($9.0 million tax expense).

Adjusted net loss per share(a) was $0.64 for the six months ended June 30, 2013 as compared to adjusted net earnings per share(a) of $0.34 for the six months ended June 30, 2012. Adjusted net loss(b) for the first six months of 2013 was $20.3 million versus adjusted net earnings(b) of $10.9 million for the first six months of last year. The adjusted net loss(b) for the first six months of 2013 was primarily the result of lower net sales, reduced gross margin and increased SG&A expense partially offset by decreased interest expense.

Net sales for the six months ended June 30, 2013 decreased 5.3% to $689.4 million versus $727.8 million for the same period last year. Organic net sales for the first six months of 2013 decreased 5.5% over the same period last year as increases in Europe were more than offset by declines in all other segments. The largest decline in net sales was in the North America/HME segment, primarily in mobility and seating products, principally due to the reduced order volume at the Company's Taylor Street manufacturing facility resulting from the FDA consent decree. The Company estimates that sales of products manufactured from the Taylor Street facility, which includes some products sold outside of the North America/HME segment, were approximately $31.7 million in the first half of the year compared to approximately $76.7 million in the first half of last year.

NORTH AMERICA/HOME MEDICAL EQUIPMENT (HME)

For the quarter ended June 30, 2013, North America/HME net sales decreased 11.6% to $159.5 million compared to $180.4 million in the same period last year. Organic net sales were down 11.5% compared to last year primarily driven by declines in mobility and seating and lifestyle products. These pressures were partially offset by increased net sales in respiratory products, partially driven by a large order of Invacare® HomeFill® oxygen systems by a large national account. The sales decline in mobility and seating products was primarily driven by the impact of the consent decree with the FDA, which limits production of custom power wheelchairs and seating systems at the Taylor Street manufacturing facility. While the Company saw an increase in the number of approved verifications of medical necessity (VMN) for products from the Taylor Street facility compared to the first quarter of 2013, the number of new orders that were fulfilled in the second quarter of 2013 represented only 10.8% of Invacare's unit volume of domestic power wheelchair shipments from the facility in the same period last year. Loss before income taxes was $10.7 million, excluding restructuring charges of $1.9 million, as compared to earnings before income taxes of $3.8 million last year, excluding restructuring charges of $1.7 million, primarily as a result of volume declines, unfavorable sales mix favoring lower margin customers and lower margin products, unfavorable absorption of fixed costs at the Taylor Street manufacturing facility as a result of volume declines in mobility and seating products, increased SG&A expense related to associate costs and increased amortization expense. The second quarter 2013 loss before income taxes also was impacted by an accrual of $0.4 million related to anticipated warranty expense related to a power wheelchair component performance issue. The Company's proposed action plan related to this issue is currently under review by the FDA.

For the six months ended June 30, 2013, North America/HME net sales decreased 12.6% to $311.6 million compared to $356.5 million in the same period last year. Organic net sales were down 12.5% compared to last year primarily driven by declines in mobility and seating and lifestyle products, partially offset by increased net sales in respiratory products. The sales decline in mobility and seating products was primarily driven by the impact of the consent decree with the FDA, which limits production of custom power wheelchairs and seating systems at the Taylor Street manufacturing facility. Loss before income taxes was $20.3 million, excluding restructuring charges of $3.6 million, as compared to earnings before income taxes of $9.6 million last year, excluding restructuring charges of $1.9 million, primarily as a result of volume declines, unfavorable sales mix favoring lower margin customers and lower margin products, unfavorable absorption of fixed costs at the Taylor Street manufacturing facility as a result of volume declines in mobility and seating products, increased associate costs primarily related to quality system improvements and increased amortization expense.

INSTITUTIONAL PRODUCTS GROUP (IPG)

IPG net sales for the second quarter decreased by 2.2% to $36.7 million compared to $37.5 million last year. Organic net sales decreased 2.1% driven primarily by declines in beds partially offset by increases in medical recliners sold into dialysis clinics and interior design projects for long-term care facilities. Earnings before income taxes were $2.1 million compared to $3.5 million in the second quarter of last year. The decrease in earnings before income taxes was largely attributable to volume declines and increased associate costs.

For the six months ended June 30, 2013, IPG net sales decreased by 2.5% to $71.8 million compared to $73.7 million during the same period last year. Organic net sales decreased 2.4% driven primarily by declines in beds and therapeutic support surfaces partially offset by increases in medical recliners sold into dialysis clinics and interior design projects for long-term care facilities. Earnings before income taxes were $4.2 million, excluding restructuring charges of $0.2 million, compared to $6.9 million for the first six months of last year. The decrease in earnings before income taxes was largely attributable to volume declines, increased research and development expenses and associate costs.

EUROPE

For the second quarter, European net sales increased 5.2% to $141.8 million versus $134.7 million for the second quarter of last year. Organic net sales for the quarter increased 5.8% primarily related to increases in net sales of lifestyle and mobility and seating products, which were partially offset by declines in respiratory products. For the second quarter, earnings before income taxes increased to $8.4 million, excluding restructuring charges of $0.1 million, as compared to $7.8 million last year. The increase in earnings before income taxes was largely attributable to volume increases, which were partially offset by an unfavorable sales mix favoring lower margin product lines and lower margin customers, and increased SG&A expenses, primarily associate costs.

For the six months ended June 30, 2013, European net sales increased 7.4% to $279.4 million versus $260.0 million in the same period last year. Organic net sales increased 6.8% primarily related to increases in net sales of lifestyle, mobility and seating, and respiratory products. For the first six months of 2013, earnings before income taxes increased to $14.4 million, excluding restructuring charges of $0.2 million, as compared to $13.6 million, excluding restructuring charges of $0.3 million, for the first six months last year. The increase in earnings before income taxes was largely attributable to volume increases, which were partially offset by an unfavorable sales mix favoring lower margin product lines and lower margin customers, increased SG&A expenses, primarily due to associate costs and foreign currency transactions.

ASIA/PACIFIC

For the second quarter, Asia/Pacific net sales decreased 31.1% to $13.9 million versus $20.1 million last year. Organic net sales for the quarter decreased 31.7%. The Company's Australian distribution business experienced declines in mobility and seating and lifestyle products. The net sales decline in the Company's subsidiary which produces microprocessor controllers was primarily related to reduced sales of controllers and to its contract manufacturing business with companies outside of the healthcare industry. For the second quarter, loss before income taxes was $1.4 million, excluding restructuring charges of $0.6 million, as compared to loss before income taxes of $0.5 million last year, excluding restructuring charges of $0.3 million. The decrease in earnings before income taxes was primarily attributable to volume declines at the Company's subsidiary which produces microprocessor controllers. Earnings for the second quarter were favorable as compared to the second quarter last year for the Company's Australian and New Zealand distribution businesses as a result of a significant restructure to the business implemented in the fourth quarter of last year.

For the six months ended June 30, 2013, Asia/Pacific net sales decreased 29.5% to $26.6 million versus $37.7 million last year. Organic net sales for the quarter decreased 29.9%. The Company's Australian distribution business experienced declines in mobility and seating and lifestyle products. The net sales decline in the Company's subsidiary which produces microprocessor controllers was primarily related to its sale of controllers and to its contract manufacturing business with companies outside of the healthcare industry. For the first six months of 2013, loss before income taxes was $3.1 million, excluding restructuring charges of $1.1 million, as compared to loss before income taxes of $1.5 million last year, excluding restructuring charges of $0.4 million. The decrease in earnings before income taxes was primarily attributable to the Company's subsidiary which produces microprocessor controllers as a result of the volume declines. Earnings for the first six months of 2013 were favorable as compared to the same period last year for the Company's Australian and New Zealand distribution businesses as a result of a significant restructure to the business implemented in the fourth quarter of last year.

FINANCIAL CONDITION

Total debt outstanding was $118.1 million as of June 30, 2013, as compared to $119.8 million and $238.1 million as of March 31, 2013 and December 31, 2012, respectively (including the convertible debt discount, which reduced convertible debt and increased equity by $3.0 million as of June 30, 2013 and by $3.2 million and $3.3 million as of March 31, 2013 and December 31, 2012, respectively). The Company's total debt outstanding as of June 30, 2013 consisted of $98.0 million drawn on the revolving credit facility, $13.4 million in convertible debt and $6.7 million of other debt. During the first quarter of 2013, the Company's debt levels were reduced significantly as a result of the application of the $144.7 million in net proceeds from the sale of its medical supplies business, ISG.

The Company reported positive $2.9 million of free cash flow(c) in the second quarter of 2013 as compared to positive $4.8 million of free cash flow(c) in the second quarter of 2012. The second quarter 2013 positive free cash flow(c) was primarily driven by a reduction in inventory levels and partially offset by longer receivable terms for select customer arrangements.

The Company's ratio of debt to adjusted EBITDA(d) was 2.6 as of June 30, 2013, compared to 2.7 as of December 31, 2012 and 2.0 as of June 30, 2012.

Days sales outstanding were 50 days at the end of the second quarter of 2013, compared to 49 days as of December 31, 2012 and 51 days as of June 30, 2012. Inventory turns at the end of the second quarter of 2013 were 4.8, compared to 4.6 as of December 31, 2012 and 4.6 as of June 30, 2012.

(a) Adjusted earnings (loss) per share (EPS) is a non-GAAP financial measure which is defined as adjusted net earnings (loss)(b) divided by weighted average shares outstanding - assuming dilution. It should be noted that the Company's definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the Company's industry to meaningfully evaluate operating performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(b) Adjusted net earnings (loss) is a non-GAAP financial measure which is defined as net earnings (loss) from continuing operations excluding the impact of restructuring charges ($2.6 million and $5.1 million pre-tax for the three and six months ended June 30, 2013 compared to $2.0 million and $2.6 million pre-tax for the three and six months ended June 30, 2012), amortization of the convertible debt discount recorded in interest ($0.2 million and $0.3 million pre-tax for the three and six months ended June 30, 2013 compared to $0.1 million and $0.3 million pre-tax for the three and six months ended June 30, 2012), loss on debt extinguishment including debt finance charges and fees ($0.3 million for both the three and six months ended June 30, 2012), a discrete tax expense related to prior years for a foreign tax matter under audit ($9.0 million for the quarter and six months ended June 30, 2012), the intraperiod domestic tax allocation between continuing and discontinued operations, and changes in tax valuation allowances. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(c) Free cash flow is a non-GAAP financial measure which is defined as net cash provided/(used) by operating activities, excluding net cash flow impact related to restructuring activities, less purchases of property and equipment, net of proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including, for example, acquisitions). This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Balance Sheets included in this press release.

(d) Adjusted EBITDA (adjusted earnings (loss) before interest, taxes, depreciation and amortization) is a non-GAAP financial measure which is defined as net earnings (loss) from continuing operations excluding the following:  interest expense, income taxes (benefit), depreciation and amortization, as further adjusted to exclude restructuring charges as adjusted for debt covenant limitations regarding cash charges ($1.4 million and $3.9 million for the three and six months ended June 30, 2013), amortization of the convertible debt discount (recorded in interest expense), bank fees and stock option expense. It should be noted that the Company's definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EBITDA in the same manner. The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EBITDA as a supplementary non-GAAP financial measure widely used by financial analysts and others in the Company's industry to meaningfully evaluate a company's future operating performance and cash flow. Moreover, the definition of Adjusted EBITDA as presented herein also may be useful in reflecting certain debt covenant measurements under the Company's senior secured credit facility, although, in particular, a larger acquisition or divestiture during a given year may make it difficult to replicate the exact calculations for the covenants. In addition to these recognized purposes, the Company also uses EBITDA and Adjusted EBITDA to evaluate the Company's performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

CONFERENCE CALL

As previously announced, the Company will host a conference call for investors and other interested parties today at 8:30 AM ET to discuss the Company's performance. Those wishing to participate in the live call should dial 1-877-664-4417, or 1-706-679-5239 for international callers, and enter meeting ID 15449771. A digital recording will be available two hours after completion of the conference call from July 25, 2013 through August 1, 2013. To access the recording, US/Canada callers should dial 1-855-859-2056 or 1-404-537-3406 for international callers, and enter the Conference ID 15449771.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The Company has 5,600 associates and markets its products in approximately 80 countries around the world. For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “believe” and “anticipate,” as well as similar comments, are forward-looking in nature that are subject to inherent uncertainties that are difficult to predict. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties, which include, but are not limited to, the following: compliance costs, limitations on the design, production and/or distribution of Invacare's products, inability to bid on or win certain contracts, or other adverse effects of the FDA consent decree of injunction; unexpected circumstances or developments that might delay or adversely impact the results of the third-party expert certification audits or FDA inspections of Invacare's quality systems at the Elyria, Ohio, facilities impacted by the FDA consent decree, including any possible requirement to perform additional remediation activities; the failure or refusal of customers or healthcare professionals to sign verification of medical necessity (VMN) documentation or other certification forms required by the exceptions to the FDA consent decree; possible adverse effects of being leveraged, including interest rate or event of default risks, including those relating the company's financial covenants under its credit facility (particularly as might result from the impacts associated with the FDA consent decree); Invacare's inability to satisfy its liquidity needs, or additional costs to do so; adverse changes in government and other third-party payor reimbursement levels and practices both in the U.S. and in other countries (such as, for example, more extensive pre-payment reviews and post-payment audits by payors, or the Medicare national competitive bidding program covering nine metropolitan statistical areas that started in 2011 and an additional 91 metropolitan statistical areas which began on July 1, 2013), impacts of the U.S. Affordable Care Act that was enacted in 2010 (such as, for example, the expected annual impact on Invacare of the excise tax beginning in 2013 on certain medical devices and Invacare's ability to successfully offset such impact); legal actions, regulatory proceedings or Invacare's failure to comply with regulatory requirements or receive regulatory clearance or approval for Invacare's products or operations in the United States or abroad; product liability or warranty claims; exchange rate or tax rate fluctuations; inability to design, manufacture, distribute and achieve market acceptance of new products with greater functionality or lower costs or new product platforms that deliver the anticipated benefits of the Company's globalization strategy; consolidation of health care providers; lower cost imports; uncollectible accounts receivable; difficulties in implementing/upgrading Enterprise Resource Planning systems; risks inherent in managing and operating businesses in many different foreign jurisdictions; ineffective cost reduction and restructuring efforts; potential product recalls; decreased availability or increased costs of materials which could increase the Company's costs of producing or acquiring the Company's products, including possible increases in commodity costs or freight costs; heightened vulnerability to a hostile takeover attempt arising from depressed market prices for Company shares; provisions of Ohio law or in the Company's debt agreements, shareholder rights plan or charter documents that may prevent or delay a change in control, as well as the risks described from time to time in Invacare's reports as filed with the Securities and Exchange Commission. Except to the extent required by law, the Company does not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

 INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

(In thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net sales	$351,796	$372,719	$689,412	$727,819
Cost of products sold	252,507	256,935	494,345	501,438
Gross Profit	99,289	115,784	195,067	226,381
Selling, general and administrative expenses	104,929	104,461	208,948	205,174
Charges related to restructuring activities	2,592	2,006	5,114	2,567
Loss on debt extinguishment including debt finance charges and associated fees	—	312	—	312
Interest expense - net	950	2,156	2,170	4,206
Earnings (Loss) from Continuing Operations before Income Taxes	(9,182)	6,849	(21,165)	14,122
Income taxes	10,650	11,155	3,200	12,823
Net Earnings (Loss) from Continuing Operations	(19,832)	(4,306)	(24,365)	1,299

Net Earnings from Discontinued Operations (Net of tax amounts of $0; $1,370; $10 and $1,852)	—	2,329	392	4,957
Gain on Sale of Discontinued Operations (Net of tax amounts of ($10,580) and $9,500)	10,580	—	49,902	—
Total Net Earnings from Discontinued Operations	10,580	2,329	50,294	4,957

Net Earnings (Loss)	$(9,252)	$(1,977)	$25,929	$6,256

Net Earnings (Loss) per Share—Basic
Net Earnings (Loss) from Continuing Operations	$(0.62)	$(0.14)	$(0.76)	$0.04
Total Net Earnings from Discontinued Operations	$0.33	$0.07	$1.58	$0.16
Net Earnings (Loss) per Share—Basic	$(0.29)	$(0.07)	$0.82	$0.20

Weighted Average Shares Outstanding—Basic	31,902	31,818	31,902	31,819

Net Earnings per Share—Assuming Dilution
Net Earnings (Loss) from Continuing Operations *	$(0.62)	$(0.14)	$(0.76)	$0.04
Total Net Earnings from Discontinued Operations	$0.33	$0.07	$1.57	$0.16
Net Earnings (Loss) per Share—Assuming Dilution	$(0.29)	$(0.07)	$0.81	$0.20

Weighted Average Shares Outstanding—Assuming Dilution	32,024	31,822	31,980	31,822

* Net earnings (loss) per share assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

 INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS (LOSS) TO ADJUSTED EBITDA (1)

(In thousands)	Three Months Ended		Six Months Ended
	June 30,		June 30,
Continuing Operations:	2013	2012	2013	2012
Net earnings (loss)	$(19,832)	$(4,306)	$(24,365)	$1,299
Interest expense	1,024	2,299	2,351	4,650
Income taxes	10,650	11,155	3,200	12,823
Depreciation and amortization	10,081	9,680	18,929	19,177
EBITDA	1,923	18,828	115	37,949
Restructuring charges	2,592	2,006	5,114	2,567
Cash restructuring charges covenant limitation adjustment	(1,435)	—	(3,871)	—
Bank fees	1,184	1,121	2,454	2,181
Loss on debt extinguishment including debt finance charges and associated fees	—	312	—	312
Stock option expense	1,414	1,456	2,574	2,990
Adjusted EBITDA(1)	$5,678	$23,723	$6,386	$45,999

(1) Adjusted EBITDA (earnings (loss) before interest, taxes, depreciation and amortization) is a non-GAAP financial measure which is defined as net earnings (loss) from continuing operations excluding the following:  interest expense, income taxes, depreciation and amortization, as further adjusted to exclude restructuring charges, as adjusted for debt covenant limitations regarding cash charges, bank fees, stock option expense and amortization of the convertible debt discount (recorded in interest expense). It should be noted that the Company's definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EBITDA in the same manner. The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EBITDA as a supplementary non-GAAP financial measure widely used by financial analysts and others in the Company's industry to meaningfully evaluate a Company's future operating performance and cash flow. Moreover, the definition of Adjusted EBITDA as presented herein also may be useful in reflecting certain debt covenant measurements under the Company's senior secured credit facility, although, in particular, a larger acquisition during a given year may make it difficult to replicate the exact calculations for the covenants. In addition to these recognized purposes, the Company also uses EBITDA and Adjusted EBITDA to evaluate the Company's performance.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS (LOSS) PER SHARE
TO ADJUSTED EARNINGS (LOSS) PER SHARE (2)

(In thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30,		June 30,
Continuing Operations:	2013	2012	2013	2012
Net earnings (loss) per share - assuming dilution *	$(0.62)	$(0.14)	$(0.76)	$0.04
Weighted average shares outstanding- assuming dilution	31,902	31,818	31,902	31,822
Net earnings (loss)	(19,832)	(4,306)	(24,365)	1,299
Income taxes	10,650	11,155	3,200	12,823
Earnings (loss) before income taxes	(9,182)	6,849	(21,165)	14,122
Restructuring charges	2,592	2,006	5,114	2,567
Amortization of discount on convertible debt	155	144	307	285
Loss on debt extinguishment including debt finance charges and associated fees	—	312	—	312
Adjusted earnings (loss) before income taxes	(6,435)	9,311	(15,744)	17,286
Income taxes	2,275	3,354	4,540	6,408
Adjusted net earnings (loss)	$(8,710)	$5,957	$(20,284)	$10,878

Weighted average shares outstanding - assuming dilution	31,902	31,822	31,902	31,822
Less: Diluted shares related to convertible debt	—	—	—	—
Adjusted weighted average shares outstanding - assuming dilution	31,902	31,822	31,902	31,822
Adjusted earnings (loss) per share - assuming dilution (2) *	$(0.27)	$0.19	$(0.64)	$0.34

(2) Adjusted Earnings (Loss) per share (EPS) is a non-GAAP financial measure which is defined as net earnings (loss) from continuing operations excluding the impact of restructuring charges, amortization of the convertible debt discount (recorded in interest expense), a discrete tax expense in 2012 related to prior years for a foreign tax matter under audit, the intraperiod domestic tax allocation between continuing and discontinued operations and changes in tax valuation allowances divided by weighted average shares outstanding - assuming dilution. It should be noted that the Company's definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the Company's industry to meaningfully evaluate operating performance.

* Net earnings (loss) per share assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

Business Segments - The Company operates in four primary business segments:  North America / Home Medical Equipment (HME), Institutional Products Group, Europe and Asia/Pacific. The four reportable segments represent operating groups, which offer products to different geographic regions. Intersegment revenue for reportable segments was $30,880,000 and $59,934,000 for the three and six months ended June 30, 2013 and $41,993,000 and $85,436,000 for the three and six months ended June 30, 2012, respectively.

The information by segment is as follows:

	Three Months Ended		Six Months Ended
(In thousands)	June 30,		June 30,
	2013	2012	2013	2012
Revenues from external customers
North America / HME	$159,491	$180,365	$311,648	$356,484
Institutional Products Group	36,700	37,519	71,828	73,657
Europe	141,751	134,713	279,385	260,016
Asia/Pacific	13,854	20,122	26,551	37,662
Consolidated	$351,796	$372,719	$689,412	$727,819

Earnings (loss) before income taxes
North America / HME	$(12,619)	$2,044	$(23,971)	$7,740
Institutional Products Group	2,120	3,507	3,967	6,885
Europe	8,365	7,801	14,208	13,286
Asia/Pacific	(1,947)	(777)	(4,208)	(1,838)
All Other	(5,101)	(5,726)	(11,161)	(11,951)
Consolidated	$(9,182)	$6,849	$(21,165)	$14,122

Restructuring charges before income taxes
North America / HME	$1,948	$1,745	$3,627	$1,862
Institutional Products Group	13	—	201	35
Europe	65	—	180	291
Asia/Pacific	566	261	1,106	379
Consolidated	$2,592	$2,006	$5,114	$2,567

Earnings (loss) before income taxes excluding restructuring charges
North America / HME	$(10,671)	$3,789	$(20,344)	$9,602
Institutional Products Group	2,133	3,507	4,168	6,920
Europe	8,430	7,801	14,388	13,577
Asia/Pacific	(1,381)	(516)	(3,102)	(1,459)
All Other	(5,101)	(5,726)	(11,161)	(11,951)
Consolidated	$(6,590)	$8,855	$(16,051)	$16,689

“All Other” consists of unallocated corporate selling, general and administrative expenses, which do not meet the quantitative criteria for determining reportable segments. In addition, “All Other” earnings before income taxes includes loss on debt extinguishment including finance charges and associated fees.

Business Segment Net Sales - The following table provides net sales from continuing operations as reported and as adjusted to exclude the impact of foreign currency translation comparing quarters ended June 30, 2013 to June 30, 2012:

	Reported	Foreign Currency Translation Impact	Adjusted*
North America / HME	(11.6)%	(0.1)%	(11.5)%
Institutional Products Group	(2.2)	(0.1)	(2.1)
Europe	5.2	(0.6)	5.8
Asia/Pacific	(31.1)	0.6	(31.7)
Consolidated	(5.6)%	(0.2)%	(5.4)%

The following table provides net sales from continuing operations as reported and as adjusted to exclude the impact of foreign currency translation comparing the six months ended June 30, 2013 to June 30, 2012:

	Reported	Foreign Currency Translation Impact	Adjusted*
North America / HME	(12.6)%	(0.1)%	(12.5)%
Institutional Products Group	(2.5)	(0.1)	(2.4)
Europe	7.4	0.6	6.8
Asia/Pacific	(29.5)	0.4	(29.9)
Consolidated	(5.3)%	0.2%	(5.5)%

*Adjusted net sales percent change equal to reported net sales change less impact of foreign currency translation.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30, 2013	December 31, 2012
	(In thousands)
Assets
Current Assets
Cash and cash equivalents	$21,447	$38,791
Trade receivables, net	205,369	198,791
Installment receivables, net	1,814	2,188
Inventories, net	174,607	183,246
Deferred income taxes and other current assets	37,785	41,776
Assets held for sale - current	—	103,157
Total Current Assets	441,022	567,949
Other Assets	109,066	113,914
Property and Equipment, net	112,442	118,231
Goodwill	459,867	462,200
Total Assets	$1,122,397	$1,262,294
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$115,891	$133,048
Accrued expenses	128,697	135,189
Accrued income taxes	9,240	2,713
Short-term debt and current maturities of long-term obligations	1,778	5,427
Liabilities held for sale - current	—	23,358
Total Current Liabilities	255,606	299,735
Long-Term Debt	113,274	229,375
Other Long-Term Obligations	112,916	112,195
Shareholders’ Equity	640,601	620,989
Total Liabilities and Shareholders’ Equity	$1,122,397	$1,262,294

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH PROVIDED/(USED) BY
OPERATING ACTIVITIES TO FREE CASH FLOW (3)

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net cash provided/(used) by operating activities	$5,339	$8,573	$(29,964)	$7,748
Plus:
Net cash impact related to restructuring activities	1,404	1,346	4,504	4,309
Less:
Purchases of property and equipment, net	(3,796)	(5,109)	(7,657)	(9,745)
Free Cash Flow	$2,947	$4,810	$(33,117)	$2,312

(3) Free cash flow is a non-GAAP financial measure that is comprised of net cash provided/(used) by operating activities, excluding net cash flow impact related to restructuring activities less purchases of property and equipment, net of proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including, for example, acquisitions).